EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Dollar Financial Corp. for the $750 million shelf registration and to the incorporation by reference therein of our report dated September 3, 2009 (except for the retrospective adoption of accounting principles described in Note 2 and the subsequent events disclosed in Note 23, as to which the date is November 20, 2009) with respect to the consolidated financial statements of Dollar Financial Corp. for the year ended June 30, 2009, and our report dated September 3, 2009, with respect to the effectiveness of internal control over financial reporting of Dollar Financial Corp. as of June 30, 2009, both of which reports appear in the Current Report on Form 8-K of Dollar Financial Corp. filed on November 20, 2009, incorporated by reference in this registration statement and filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
December 28, 2009